Designated Filer:	Twin Haven Capital Partners, L.L.C.
Issuer & Ticker Symbol:	Hawaiian Telcom Holdco, Inc. [HCOM]
Date of Event Requiring Statement:	August 20, 2015

Explanation of Responses:

(1) Twin Haven Special Opportunities Fund IV, L.P., a Delaware limited partnership (“Twin Haven IV”), is the holder of an aggregate of 713,576 shares of Common Stock.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Twin Haven Special Opportunities Partners IV, L.L.C., a Delaware limited liability company and the sole general partner of Twin Haven IV (the “GP IV”), Twin Haven Capital Partners, L.L.C., a Delaware limited company and manager of Twin Haven IV (“Manager”), and Messrs. Paul Mellinger and Robert Webster, each a Managing Member of GP IV and Manager, may be deemed to be the beneficial owner of the shares of Common Stock held by Twin Haven IV.  Each of Twin Haven IV, GP IV, Manager and Messrs Paul Mellinger and Robert Webster is a “Reporting Person” and collectively the “Reporting Persons.”

(2) Pursuant to Rule 16a-1(a)(4) of the Exchange Act, the Reporting Persons each disclaim beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein.

(3) Twin Haven Special Opportunities Fund III, L.P., a Delaware limited partnership (“Twin Haven III”), is the holder of an aggregate of 1,457,000 shares of Common Stock.  By reason of the provisions of Rule 16a-1 of the Exchange Act, Twin Haven Special Opportunities Partners III, L.L.C., a Delaware limited liability company and the sole general partner of Twin Haven (“GP III”), Manager, as manager of Twin Haven III, and Messrs. Paul Mellinger and Robert Webster, each a Managing Member of GP III and Manager, may be deemed to be the beneficial owner of the shares of Common Stock held by Twin Haven III.